EX-28.p.27

HIGHMARK CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

October 1, 2013

EXHIBITS: FORMS

1.	CODE OF ETHICS

1.1	INTRODUCTION AND GENERAL POLICY STATEMENT

HighMark Capital Management, Inc. (“HCM”), as a registered investment adviser, has a fiduciary responsibility to its Clients to ensure that its Clients’ interests are protected from any acts of impropriety by HCM in its role as investment adviser. The purpose of this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”) is to ensure that all business dealings and securities transactions undertaken by HCM employees, directors and officers, whether for its Clients or for personal purposes, are subject to the highest ethical standards. Accordingly, this Code provides a standard of business conduct for HCM Personnel and establishes rules regarding employee personal trading, the communication of non-public information and rules surrounding gifts and entertainment.

The Code is applicable to all employees, directors and officers of HCM (“HCM Personnel”). HCM Personnel are required to read the Code annually and to certify that he or she has complied with its provisions and with its reporting requirements. Acknowledgement of and compliance with the Code are conditions of employment with HCM.

HCM adopts this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940

Act”) and Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”). Underlined terms are defined in Appendix A. (Access and Advisory Persons are defined in Section 1.3 below, as well as in Appendix A. Because these terms appear frequently throughout this Code, they are not underlined.)

Note: HCM Personnel are also subject to and required to comply with the Union Bank, N.A. (UB) Business Standards for Ethical Conduct, including the limitations therein regarding, outside business activities and employment and the receipt of gifts.

To the extent HCM Personnel are subject to any other code of ethics or policy of personal conduct, such as UB’s Business Standards for Ethical Conduct and any provision of such other code or policy conflicts with this Code, HCM Personnel are required to comply with the higher standard or stricter provision.

1.2	HCM’S STANDARDS OF BUSINESS CONDUCT

HCM Personnel:

•	Have a duty of loyalty to HCM’s Clients. They must act for the best interests of HCM’s Clients and the Clients’ shareholders and always place the interests of its Clients (and shareholders) first and foremost.

•	Are prohibited from knowingly spreading false, malicious rumors about a security with the intent of influencing the price of the security.

•	Must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with HCM’s Clients, or that bring into question their independence or judgment.

•	Must always observe the highest standards of business conduct.

•	Must report any violations under this Code promptly to HCM’s Chief Compliance Officer (the “Compliance Officer”) or designee.

•	Must comply with all applicable federal securities laws, including, but not limited to, the 1940 Act, the Advisers Act, the Securities Act of 1933 and the Securities Exchange Act of 1934.

•	Must comply with the share trading policies of all mutual funds in which they invest and not engage in any inappropriate trading practices.

•	Must not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any of HCM’s Clients’ accounts:

•	employ any device, scheme or artifice to defraud any Client;

•	make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit upon any Client; or

•	engage in any manipulative practice with respect to any Client.

While the standards of business conduct outlined in this Section 1.2 apply to all HCM Personnel, specific requirements of this Code apply only to Advisory or Access Persons as defined below in Section 1.3.

HCM Personnel, who have questions regarding the applicability of the Code, the related prohibitions, restrictions and procedures, or the propriety of any action, should contact the Compliance Officer.

1.3	DEFINITION OF ADVISORY AND ACCESS PERSONS

As HCM Personnel, you may be classified as either an “Advisory Person” or an “Access Person.” How you are classified determines the level of reporting that is required of you (e.g., trade pre-clearance, etc.). It is possible that you may not fall under either category. The Compliance Officer will notify you of your classification and update such classification if warranted.

“Advisory Person” means each HCM director, officer or employee (or the directors, officers or employees of any company controlling HCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for any account managed by HCM, including a sub-advised fund, or whose functions relate to making any recommendations with respect to such purchases or sales.

Advisory Persons may include, but is not limited to, portfolio managers, portfolio assistants, securities research analysts, traders and all personnel who make or participate in the making of investment recommendations or decisions for any account managed by HCM, including a sub-advised fund.

All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

“Access Person” means each HCM director and officer and each Advisory Person who is involved in making security recommendations to a Client or who has access to non-public information regarding:

•	Securities recommendations;

•	A Client’s purchase or sale of securities; or,

•	The portfolio holdings of any fund sub-advised by HCM.

Access Persons also may include other HCM employees who have access to Client information, in addition to the types of Advisory Persons noted above. The Compliance Officer may designate other persons as Access Persons pursuant to applicable SEC rules.

2.	PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of HCM Personnel and employees of all investment advisory firms are the subject of various federal securities laws, rules and regulations. HCM Personnel must accomplish all personal securities transactions in a manner that avoids a conflict between their personal interests and those of their Clients or their Clients’ shareholders. When HCM Personnel invest for their own accounts, conflicts of interest may arise between the Clients and HCM Personnel’s interests. These conflicts may include:

•	Taking an investment opportunity from the Client for one’s own portfolio

•	Using one’s advisory position to take advantage of available investments

•	Front-running, which may include trading one’s account before making Client transactions

•	Taking advantage of information or using a Client’s portfolio assets in an attempt to influence or affect the market with the goal of taking personal advantage of the resulting market change

Market Timing and Late Trading: HCM prohibits all HCM Personnel from engaging in market timing or late trading when trading on behalf of its Clients’ accounts or HCM Personnel’s accounts.

[THIS SECTION INTENTIONALLY LEFT BLANK]

2.1	PRE-CLEARANCE BY ADVISORY PERSONS (AND THEIR SPOUSES*)

(*May include individuals in addition to a spouse. See Appendix A and definitions of “Beneficial Ownership.”)

Advisory Persons must pre-clear certain purchases and sales of securities with the Compliance Officer. The following security transactions (buys and sells) must be pre-cleared if a ‘Yes’ appears below. (This list is NOT intended to be all-inclusive. If there is a security type not listed here and you have a question, please call HCM Compliance.)

Security Type	Pre-Clearance Required
Equity Transactions (1)	Yes
Options Transactions (Purchased and written) (1)(8)	Yes
Preferred stock (1)	Yes
Fixed Income Transactions (2)
Closed-End Mutual Funds (1)	Yes
Securities offered as part of an initial public offering (“IPO”)	Yes
Securities offered as private placements or limited offerings (3)	Yes
Non-Index Futures (4)	Yes
Forward Foreign Currency Contracts >7 days	Yes
Mitsubishi UFJ Financial Group, Inc. (MUFG) (5)	No
Funds Sub-Advised by HCM	No
Open-end Mutual Funds (Not Sub-Advised by HCM)	No
Exchange Traded Funds (1)(6)	No
U.S. Treasury/Agencies	No
Short-Term Instruments or Cash Equivalents	No
Employee 401(k) Automatic Purchases (7)	No
Index Futures (1)(6)	No

(1)	If the equity security has a market capitalization under $5 billion AND the transaction exceeds 1,000 shares AND $20,000. (See note below.) Includes transactions in options and closed-end mutual funds. For options, calculate the de minimis by determining the underlying number of shares requested by the option AND by multiplying the strike price times the number of underlying shares requested by the option. This exception does NOT apply to IPOs and limited offerings.
(2)	If the market value above $100,000.
(3)	Purchase is prohibited if private placement is issued by Client.
(4)	If the non-index futures transaction exceeds the de minimis (market capitalization of issuer under $5 billion and 1,000 shares/par and $20,000) in notional shares or value of the security/commodity underlying the contract. (5) Includes all securities issued by MUFG.
(6)	If based on a broad-based securities index. If narrow based (less than 30 diversified securities), follow footnote 1.
(7)	Requires only reporting changes in investment options.
(8)	If writing a contract to close a previously approved written options contract within three (3) days of the expiration date of the written option, you do not need to pre-clear the closing transaction.

If a pre-clearance request is approved, the Advisory Person has 2 business days to trade in that security. The 1st business day is considered the date the pre-clearance is approved, regardless of what time during the day you receive the approval.

All Advisory Persons must follow the de minimus rule. For equity securities, the de minimus rule requires advisory persons to pre-clear all securities transactions where the security has a market capitalization UNDER $5 billion AND the trasaction exceed 1,000 shares with a value over $20,000. For fixed income securities, the de minimis rule requires Advisory Persons to pre-clear all securities transactions where the security has a market value above $100,000.

Advisory Persons must also aggregate the purchase or sale of the same security over a five (5) business day period. (Example: Assuming the aggregate transaction will exceed $20,000, if on Monday, an Advisory Person buys 500 shares of ABC stock and ABC stock’s market capitalization is below $5 billion, he or she does not have to pre-clear on Monday. If the same Advisory Person then buys another 500 shares of ABC on Wednesday, no pre-clearance is necessary; however, if he or she buys an additional

75 shares on Thursday of the same week, he/she must pre-clear on Thursday, as the aggregate purchase of ABC stock exceeds 1,000 shares within a five-day period. Advisory Person must also report the aggregate shares. For quarterly reporting purposes, Advisory Person must report all three transactions.)

The aggregation rule applies when the transactions are all in the SAME direction, meaning, buy, followed by a buy and maybe another buy OR sell, sell sell.

Note: This Section 2.1 of the Code discusses those transactions which are required to be pre-cleared by employees. Many transactions are required to be reported even though they do not have to be pre-cleared under the Code. Please also review Section 2.6 of this Code which discusses the reporting requirements of the Code.

2.2	BLACKOUT PERIODS

(A)	An Advisory Person cannot purchase or sell, directly or indirectly, any security in which the person has or, by reason of such transaction will acquire any beneficial ownership at any time within three (3) business days before or after the time that the same (or a related) security is being considered for purchase or sale; or is being purchased or sold by any account managed by HCM, including any sub-advised funds.

If a request for pre-clearance is approved, and subsequently an account managed by HCM, including a sub-advised fund, purchases or sells that security within three (3) business days of the pre-clearance, and the Advisory Person is unaware of the recommendation and transaction, this will not be deemed a violation of the blackout period rule.

If a request for pre-clearance is denied, the Advisory Person is deemed to have knowledge that an account managed by HCM, including a sub-advised fund, has transacted or is considering transacting in the same security that is the subject of the pre-clearance request. The Advisory Person can only buy or sell that security when the blackout period has expired and needs to seek pre-clearance again. The Advisory Person CANNOT, subsequent to a pre-clearance denial, transact in the same security in any amount, i.e. there is no de minimis exception once a pre-clearance request has been denied.

Exceptions to Blackout Periods

Blackout periods do not apply to:

1.	exchange-traded funds that are based on a broad-based index;

2.	issuers which have a market capitalization of $5 billion or more;

3.	purchases or sales of any securities that are not eligible for purchase or sale by any account managed by HCM, including a sub-advised fund;

4.	purchases or sales which are outside of the control of the Advisory Person;

5.	purchases that are part of an automatic Fund purchase plan by an employee;

6.	purchases which are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights; or

7.	sales, which are affected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities.

2.3	SHARES OF A FUND SUB-ADVISED BY HCM

(A)	Reporting of Purchase or Sale of Fund Sub-Advised by HCM

All purchases and sales of any fund sub-advised by HCM must be reported by both Advisory and Access Persons.

HCM Compliance receives a quarterly report from the Prudential Retirement group that details all HCM Personnel trades of any sub-advised funds as part of the 401(k) plan.

(B)	Pre-Clearance of Shares of a Fund Sub-Advised by HCM

Advisory Persons do not need to pre-clear the purchase or sale of any funds sub-advised by HCM.

(C)	30-Calendar Day Holding Period for Shares of a Fund Sub-Advised by HCM – Advisory Persons Only

An Advisory Person who buys or sells shares of a fund sub-advised by HCM is subject to a 30-calendar day holding period. These shares may not be redeemed or repurchased within 30-calendar days after an earlier purchase or redemption without prior written approval by the Compliance Officer.

The following exceptions apply:

•	The transaction in the sub-advised fund is part of a realignment of balances in a UB 401(k) plan account and the sub-advised fund shares being transferred were acquired pursuant to an automatic purchase which had been in effect for at least 30 days; or

•	The Compliance Officer has granted an exemption in writing for the transaction based on circumstances deemed appropriate. The Compliance Officer shall report all exceptions to the HCM Board of Directors and to the Board of any sub-advised fund at their next respective regular meeting.

Advisory Persons must follow the trading deadlines, as stated in the sub-advised funds’ Prospectus with respect to valuation of Fund shares.

2.4	INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

All Access Persons must pre-clear ALL purchases and sales of securities offered in an IPO and in a limited offering (private placement) with the Compliance Officer. There are no market capitalization or transaction size exceptions to this requirement.

2.5	PERSONAL SECURITIES TRANSACTIONS RECORDS

Initial and Annual Holdings Reports: Access Persons are required to report securities holdings within 10-calendar days of employment and annually thereafter. Holdings reports must include any security in which the Access Person holds a direct or indirect beneficial ownership. The holdings report must contain the following:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	type of security; and

d)	name of the broker-dealer or bank that maintains the account, date account established and name and type of account.

Initial and annual holdings reports must contain information that is current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly Transactions Reports: Access Persons must report on a quarterly basis any transaction in a security over which the Access Person had any direct or indirect beneficial ownership. The report must include the following information:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	interest rate and maturity date (if applicable);

d)	date of the transaction;

e)	nature of the transaction (purchase or sale);

f)	price at which the trade was effected;

g)	name of the broker-dealer or bank that executed the transaction; and

h)	list new brokerage accounts opened during quarter, date account established and name and type of account.

Brokerage Letters: Access Persons must instruct their broker/dealers or other parties to submit either hardcopy or electronic account information, including transactions and holdings to HCM Compliance. Access Persons must submit this information for all securities accounts in which the Access Person has a beneficial ownership. If an Access Person has no direct or indirect influence or control over a securities account, then no brokerage statements or confirmations need to be sent to the HCM Compliance.

The attached forms in the Exhibits section on page 20 are examples of reports. All information should be reported through HCM’s automated Code of Ethics System, SunGard Protegent Personal Trading Assistant. Federal law requires that the report be submitted to the Compliance Officer not later than 30 days after the calendar quarter being reported. If the 30th day falls on a weekend or a holiday, the report is due the business day immediately following this deadline. If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

(1)	You are not required to detail or list the following items in the “Securities Holdings” section of the initial and annual holdings reports or in the “Securities Transactions” section of the quarterly transactions reports:

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control, or securities holdings held in an account in which you have no direct or indirect influence or control; and

(B)	Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds, whether affiliated or non-affiliated; and

•	Shares issued by open-end investment companies, other than shares of a fund sub-advised by HCM. You must report your holdings and transactions in a fund sub-advised by HCM (as noted in Section 2.3, above); and

(C)	Purchases as part of an automatic purchase plan (i.e., 401(k) plan).

Acknowledgement and Certification: All Access Persons must sign this form (see Exhibits on page 20) on an annual basis to comply with HCM’s policies and procedures. New employees must also furnish this within 10-calendar days of hire.

Concentrated Holdings: Access Persons should immediately report information regarding securities in which the Access Person obtains a beneficial ownership during the quarter which constitutes more than one-half of one percent of the outstanding voting stock in any company whose stock is publicly traded or about to become publicly traded. The information to be reported is the ticker symbol and title of the security and the number of shares owned.

2.6	REPORTING REQUIREMENTS

The following table lists some of the types of securities that are required to be reported in annual holdings and quarterly transaction reports. (This list is NOT intended to be all inclusive. Questions regarding other security types may be addressed with the Compliance Officer.)

Security Type	Reporting Required
Equity Transactions	Yes
Corporate Debt Transactions	Yes
Municipal Bond	Yes
Funds Sub-Advised by HCM (1)(2)	Yes
Closed-End Mutual Funds	Yes
Options	Yes
Exchange-Traded Funds	Yes
Forward Foreign Currency Contracts >7 days	Yes
Government Bonds	No
Money Market Funds	No
Short-Term / Cash Equivalents	No
U.S. Treasury / Agencies	No
HCM employee 401(k) automatic purchases	No
DRIPs (3)	No

(1)	All transactions (excluding automatic payroll purchases) in funds sub-advised by HCM whether in UB 401(k) Plan, directly through the investment company or any other brokerage account should be reported.
(2)	HCM Compliance quarterly receives a report from Prudential Retirement showing reportable transactions by HCM Personnel in shares of any funds sub-advised by HCM in the UB 401(k) Plan. Employees are still responsible for reviewing the transactions prior to submitting their reports.
(3)	Sales/tender of stocks from DRIPs.

2.7	CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to the Code will be kept CONFIDENTIAL. However, such information is subject to review ONLY by appropriate personnel of the adviser or its affiliates, and their counsel or other advisers, and may be provided to government regulatory authorities or law enforcement agencies.

3.	INSIDER INFORMATION

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires HCM to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. Among these are restricting access to files likely to contain non-public information, providing continuing education programs concerning insider trading, restricting or monitoring trading in securities about which Access Persons might possess non-public information, and monitoring and reviewing trading for HCM and Access Persons.

Insider trading is not permitted. There are no market capitalization or transaction size exceptions to this Rule.

3.1	INSIDER TRANSACTIONS

HCM considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner that makes it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

HCM generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

•	Tipping of material, non-public information is PROHIBITED. An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information.

•	Front running is PROHIBITED. Front running involves trading ahead of an order placed on behalf of an account HCM manages in the same security on the basis of non-public information regarding impending market transactions.

•	Scalping is PROHIBITED. Scalping occurs when an Access Person acquires a beneficial ownership in a security for his/her own account prior to recommending/buying that security on behalf of an account HCM manages and then immediately sells his/her shares at profit upon the rise in the market price following the recommendation/purchase.

3.2	USE OF NON-PUBLIC INFORMATION

No HCM Personnel shall:

•	Disclose to any other person, except to the extent permitted by law and necessary to carry out his or her duties as an Access Person and as part of those duties, non-public information regarding a Client or an account he or she manages on behalf of HCM, including any security holdings or transactions of such account, any security recommendation made to an account managed by HCM, and any security transaction made or under consideration for any such account, including information about actual or contemplated investment decisions.

•	Use non-public information regarding an account managed by HCM in any way that might be contrary to or in competition with the interest of such account.

•	Use non-public information regarding an account managed by HCM in any way for personal gain.

HCM follows UB’s policy regarding the use of non-public information. Please refer to UB’s Business Standards for Ethical Conduct for limitations regarding the use of non-public information.

4.	Enforcement of the Code

The Compliance Officer has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

4.1	COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES

The Compliance Officer:

•	shall adopt and maintain procedures reasonably necessary to prevent violations of this Code. Any failure by HCM Personnel to comply with these procedures could result in disciplinary action up to and including termination of employment.

•	will provide each Access Person with a copy of the Code and any amendments thereto;

•	shall notify each person in writing who becomes an Access Person and who is required to report under the Code of their reporting requirements no later than 10-calendar days before the first quarter in which such person is required to begin reporting;

•	will, on a quarterly basis, compare all reported personal securities transactions with each pre-clearance request received during the quarter. In addition, all personal transaction reports will be compared for match with the Access Person’s broker confirms and statements. Access Person’s transaction reports also will be reviewed for other restrictions imposed on personal trading by this Code. Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material; and

•	will submit his or her own reports, as may be required pursuant to the Code, to an alternate Compliance Officer who shall fulfill the duties of the Compliance Officer with respect to the Compliance Officer’s reports. If a securities transaction of the Compliance Officer is under consideration, UB’s Legal Counsel will act as the Alternate Compliance Officer for purposes of this Section 4.1.

Note: All reports submitted by Access Persons and Advisory Persons generally will be reviewed for compliance with this code.

4.2	CODE VIOLATIONS

HCM considers violations of this Code to be a serious matter. Violations of this Code may result in disciplinary action up to and including termination of employment. Set forth below are guidelines for disciplinary actions for certain Code violations. The Compliance Officer may apply the disciplinary action he or she deems appropriate under the circumstances, taking into account the severity and impact of the violation and any mitigating circumstances. The following lists three types of offenses, reporting, substantive and serious and the guidelines for disciplinary actions:

•	Reporting Offenses – includes failure or late submissions of quarterly transaction reports and signed acknowledgments of Code of Ethics forms and certifications and failure to execute pre-clearance trade timely.

•	First reporting offense – verbal warning and/or written warning with copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

•	Second reporting offense – written warning, with copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

•	Third reporting offense – $1,000 fine to be donated to the Access Person’s charity of choice; written warning with a copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

•	Substantive Offenses – includes failure to request pre-clearance, unauthorized purchase/sale of securities (e.g., private placements offered by Clients and trading during blackout periods).

•	First substantive offense – written warning, with copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

•	Second substantive offense – $2,000 fine or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice; written warning, with copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

•	Third substantive offense – $5,000 fine or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice; written warning, with copy to Access Person’s supervisor and/or HCM’s President or UB Legal.

The number of offenses is determined by the cumulative count over a two (2) year period starting on the date of the first offense.

Substantive offenses also may be considered a serious offense taking into consideration the gravity of the offense and/or a pattern of the offense.

•	Serious Offenses – includes an Access Person having numerous reporting and/or substantive offenses, trading with insider information, “front running” or market timing in his or her personal accounts. HCM will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

With respect to all offenses where a written warning is required, the Compliance Officer will notify the Access Person’s supervisor and, in the case of reporting and substantive offenses, the Access Person will be required to sign a written warning acknowledging that he or she understands the Code requirements and the consequences of non-compliance.

All fines will be made payable to the Access Person’s charity of choice (such charity must be registered under Section 501(c)(3) of the Internal Revenue Code) and submitted to the Compliance Officer, who, in turn, will forward the donation to the charity. The Compliance Officer will request that the charity not publicly release the name of the donor.

The Compliance Officer will maintain records of all violations and the action taken. In addition, records will be maintained with respect to any deviations from the penalties noted above and the reasons supporting such deviations. All violations and disciplinary actions resulting under this Code will be reported to the HCM Board of Directors and to the Board of any sub-advised fund at the next regular meetings.

As stated in Section 1.2, HCM Personnel must report any violations under this Code promptly to the Compliance Officer or designee. HCM shall act to foster an environment supportive of regulatory compliance and shall not take any action that could be deemed retaliatory against employees who, acting in good faith and with reasonable belief, provide confidential or anonymous information about a violation or suspected violation of laws, regulations or any questionable matter. HCM will treat information concerning any suspected violation of the Code or other compliance matter in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of the matter reported. HCM employees should be aware that they are also subject to Union Bank’s Business Standards for Ethical Conduct policy and that this policy also addresses reporting of suspected compliance violations.

4.3	ANNUAL WRITTEN REPORTS TO THE BOARDS OF DIRECTORS/TRUSTEES AND AMENDMENTS TO THE CODE

At least annually, the Compliance Officer will provide written reports to the Board of Directors of HCM and to the Board of any sub-advised fundas follows:

Issues Arising Under the Code. The reports must describe any issue(s) that arose during the previous period under the code or procedures related thereto, including any material code or procedural violations, and any resulting disciplinary actions. The Compliance Officer may report to both the HCM Board of Directors and to the Board of any sub-advised fund(s) more frequently as he or she deems necessary or appropriate, and shall do so as requested by each Board.

Certification. HCM will provide a written certification to the HCM Board and the Board of any sub-advised fund (if requested) stating that HCM has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Amendments to the Code. Any material change to this Code shall be approved by the HCM Board of Directors and the Board of any sub-advised fund no later than six (6) months after adoption of the change.

5.	Conflicts of Interest

5.1	Gifts and Entertainment

Generally, HCM follows UB’s policy for gifts and entertainment (UB’s Business Standards for Ethical Conduct, Section III, Conflicts of Interests, Gifts and Other Personal Benefits), which states that HCM Personnel may not solicit or accept and retain a gift from any current or prospective customer, supplier or vendor, or any person whom such person has referred or may refer business, having a value in excess of $100, without the written approval of UB Human Resources (Form 1096). Please refer to UB’s Business Standards of Conduct, Section III, Conflicts of Interests, Gift and Other Personal Benefits for specifics of UB’s policy.

Entertainment, acceptance of meals or refreshments, are acceptable if they are of reasonable value and in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, provided the expenses would be paid for by UB as a reasonable business expense if submitted for reimbursement.

In addition, HCM personnel are prohibited from accepting transportation or lodging from any external parties whose function or relationship arises out of or is in any way related to the business activities of HCM (such as customers, prospective customers, vendors, suppliers, consultants and members of exchanges or regulatory agencies.)

HCM personnel are encouraged to contact HCM Compliance with questions regarding a particular gift or entertainment.

6.	Political Contributions

Rule 206(4)-5 of the Adviser’s Act, ‘Political Contributions by Certain Investment Advisers,’ seeks to protect taxpayers and pension plan participants (and their beneficiaries) by restricting the ability of investment advisers to use political contributions to influence public officials responsible for hiring investment advisers.

In compliance with the rules, HCM has adopted a Pay-to-Play policy and implemented procedures that prohibit HCM employees from making political contributions in excess of $150 per election, per candidate to certain public officials of government entities or to candidates for such offices who may be in a position to influence the award of advisory business to HCM unless the contribution is less than $150 per election, per candidate.

HCM’s Pay-to-Play Policy may be found in its Compliance Manual, Section 1003. This policy, among other matters, addresses requirements for new employees, as well as existing employees, definitions of “officials,” “government entities” and “contributions,” reporting requirements and disciplinary actions for violations of the policy. All HCM employees are required to read and understand the Pay-to-Play Policy.

Failure to report, intentionally misleading or inaccurate reporting and intentional non-compliance with any other provision of HCM’s Pay-to-Play Policy may result in disciplinary action up to and including termination of employment. The Compliance Officer may apply the disciplinary action he or she deems appropriate under the circumstances, taking into account the severity and impact of the violation and any mitigating circumstances. All exceptions and violations to the Pay-to-Play Policy will be reported to HCM’s Board of Directors.

7.	Record Retention

HCM shall maintain, at HCM’s principal place of business, appropriate records related to this Code, at least to the extent and for the time periods required by applicable SEC Rules. Specifically, HCM shall maintain the following:

•	A copy of HCM’s Code of Ethics,

•	A record of any violation of the Code and any action taken as a result of the violation,

•	A record of all written acknowledgments of supervised persons,

•	A record of all reports required to be submitted by Access Persons under the Code, and

•	A record of all Access Persons of HCM.

8.	EFFECTIVE DATE OF THE CODE

The Code is effective October 1, 2013 and supersedes any prior versions of the Code.

APPENDIX A

Definitions

General Note

The definitions and terms used in the Code of Ethics are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable.

Access Person means each HCM director and officer and each Advisory Person. Access Person also includes any HCM employee who is involved in making security recommendations to a Client or who has access to non-public information regarding:

•	Securities recommendations;

•	A Client’s purchase or sale of securities; or,

•	The portfolio holdings of any fund sub-advised by HCM.

“Advisory Person” means each HCM director, officer or employee (or the directors, officers or employees of any company controlling HCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by any account managed by HCM, including any sub-advised funds, or whose functions relate to making any recommendations with respect to such purchases or sales.

Advisory Persons may include, but is not limited to, fund managers, associate fund managers, members of the Fixed Income, Equity, Balanced teams, securities research analysts, fund traders and all personnel who make or participate in the making of investment recommendations or decisions for any account managed by HCM, including sub-advised funds.

Beneficial ownership of a security generally means having the opportunity to profit or share in any profit derived from a transaction in the security. This opportunity can be direct or indirect, and can result from a relationship, contract, understanding or other factors. For reference purposes, beneficial ownership is intended to mean the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) thereunder.

Examples of beneficial ownership generally include securities held in:

•	Your accounts or the accounts of family members. For this purpose “family member” means any of the following if they share the same household with you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and adoptive relationships.

•	A partnership or limited liability company, if you or a family member is a general partner or a managing member.

•	A corporation or similar business entity, if you or a family member has or shares investment control.

•	A trust, if you or a family member is a beneficiary of the trust and has or shares investment control, or if you or a family member is a settler of a revocable trust and has or shares investment control.

Clients means the Clients of HCM to whom it provides investment management or advisory services from time to time, including investment companies registered under the 1940 Act.

Control means the power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company. A person who owns 25% or more of a company’s outstanding voting securities is presumed to have control over the company. For reference purposes, control is intended to mean the same as it does under in Section 2(a) (9) of the 1940 Act.

De Minimis Rule applies to all Advisory persons and exempts them from pre-clearing certain securities transactions. With the exception of IPOs, Limited Offerings and Private Placements, the de minimus rule for equities requires Advisory persons to pre-clear all securities transactions where the security has a market capitalization UNDER $5 billion AND the trasaction exceed 1,000 shares with a value over $20,000. Advisory Persons must also aggregate the purchase or sale of the same security over a five (5) business day period.

For fixed income securities, the de minimis rule requires Advisory Persons to pre-clear all securities transactions where the security has a market value above $100,000.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

HCM Personnel means all directors, officers and employees of HCM.

IPO means an initial public offering of securities. An initial public offering is an offering of securities, registered under the Securities Act of 1933, made by an issuer that immediately before the registration was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited offering generally means a private placement of securities. It is an offering that is not registered under the Securities Act of 1933 because it is exempt from registration under Sections 4(2), Section 4(6), or Rules 504,

505 or 506 under the Securities Act of 1933.

Non-public Information means any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security. Purchase or sale also may include any acquisition or disposition of a security, including by gift or bequest. A security is being purchased or sold by an account managed by HCM from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the account until the program has been fully completed or terminated, in addition to when the security is identified as such by an investment adviser or sub-adviser to the account.

Security includes any stock, bond, note, debenture, evidence of indebtedness, or certificate of interest or participation. It also includes any mutual fund share or any share in a common trust fund, collective investment fund, hedge fund, closed-end fund or offshore fund. It also includes any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. For reference purposes, security is intended to mean the same as it does under Section 2(a) (36) of the 1940 Act.

For the purposes of pre-clearance, holdings and quarterly transaction reports and blackout periods discussed in this Code, security does NOT include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit and time deposits; commercial paper; high quality short-term debt instruments, including, but not limited to, repurchase agreements and adjustable rate demand notes; shares issued by money market funds; or shares issued by other open-end investment companies, other than shares of a fund sub-advised by HCM.

A security held or to be acquired by an account managed by HCM means: (A) any security which, within the most recent 15 days (i) is or has been held by the account, or (ii) is being or has been considered by the account’s adviser or sub-adviser for purchase by the account; and (B) any option to purchase or sell, and any security convertible into or exchangeable for, any security.

EXHIBITS: FORMS1

1. Initial Holdings Report
“Initial Holdings Report_Template.xls

2. Quarterly Transactions Report
“Quarterly Transactions Report_

3. Annual Holdings Report
“Annual Holdings Report_Template.xls”

4. Pre-Clearance Request Form
“Pre-Clearance Request_Template.d

5. Acknowledgement & Certification Form
“Acknowledgement Template.doc”

6. Brokerage Letter
“Brokerage Letter Template.doc”

7. Compliance Manual Acknowledgement
“Compliance Manual Acknowledgement.do

[1]	These forms are examples of the information employees complete electronically.

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